Exhibit 99.1

Contacts:

Investors	Media
Joshua A. Grass	Susan Ferris
BioMarin Pharmaceutical Inc.	BioMarin Pharmaceutical Inc.
(415) 506-6777	(415) 506-6701

For Immediate Release:

BioMarin Appoints New Chief Financial Officer

Novato, Calif, August 23, 2005 – BioMarin Pharmaceutical Inc. (Nasdaq and SWX: BMRN) today announced that Jeffrey Cooper has been promoted to the position of Chief Financial Officer, effective immediately. Mr. Cooper succeeds Louis Drapeau who will retire at the end of October 2005. Until then, Mr. Drapeau will continue to serve as Senior Vice President, Finance.

“I am pleased that Jeff will be assuming the position of Chief Financial Officer, a role that he is well-prepared to take on,” stated Jean-Jacques Bienaimé, Chief Executive Officer of BioMarin. “On behalf of the BioMarin management team and board of directors, I would like to thank Lou for his dedication to the company, especially during the nine-month period that he served as acting Chief Executive Officer. We wish him well in his retirement.”

Mr. Cooper joined BioMarin in October 2003 as Vice President, Controller. From August 2004 to May 2005, he served as the company’s acting Chief Financial Officer. Prior to joining BioMarin, Mr. Cooper served as Vice President of Finance at Matrix Pharmaceutical before the company was acquired in 2002 by Chiron Corporation. Earlier in his career, Mr. Cooper held numerous finance-related positions within the health care and pharmaceutical industries, including Corporate Controller at Foundation Health Systems and Director of Business Analysis at Syntex Corporation. Mr. Cooper, a Certified Public Accountant, earned a Bachelor of Arts degree in Economics from the University of California, Los Angeles, and a Masters of Business Administration degree from Santa Clara University.

About BioMarin

BioMarin develops and commercializes innovative biopharmaceuticals for serious diseases and medical conditions. The company’s product portfolio is comprised of three approved products and multiple clinical and preclinical product candidates. Approved products include Naglazyme™ (galsulfase) for mucopolysaccharidosis VI (MPS VI), a product wholly developed and commercialized by BioMarin, Aldurazyme® (laronidase) for mucopolysaccharidosis I (MPS I), and Orapred® (prednisolone sodium phosphate oral solution) for inflammatory conditions. Investigational product candidates include Phenoptin™ (sapropterin hydrochloride), a Phase 3 product candidate for the treatment of phenylketonuria (PKU). For additional information, please visit www.BMRN.com.

Information on BioMarin’s website, www.BMRN.com, is not incorporated by reference into this press release.

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